Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lattice Semiconductor Corporation:

We consent to the use of our report dated February 24, 2020 except for Note 12, as to which the date is February 26, 2021, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 28, 2019 and December 29, 2018 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 28, 2019, incorporated by reference herein.

/s/ KPMG LLP

Portland, Oregon

February 26, 2021